Exhibit 99.5

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the use of our opinion letter dated January 25, 2011, to the Board of Directors of Abington Bancorp, Inc. included as Annex B to the Joint Proxy Statement/Prospectus, which forms part of the Registration Statement of Susquehanna Bancshares, Inc. dated on or about March 3, 2011, on Form S-4 relating to the proposed merger of Abington Bancorp, Inc. and Susquehanna Bancshares, Inc. and to the references to such opinion therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Date: March 2, 2011